UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

MONTPELIER RE HOLDINGS LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-31468	98-0428969
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Montpelier House

94 Pitts Bay Road

Pembroke HM 08

Bermuda

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (441) 296-5550

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Summary.  As previously announced, on May 31, 2006, Montpelier Re Holdings Ltd. (“Montpelier”) entered into two equity forward sale agreements under which it was entitled to sell its common shares to an affiliate of Credit Suisse Securities (USA) LLC (the “forward counterparty”) at minimum floor prices specified for each forward sale agreement.  On March 1, 2007, the Company notified the forward counterparty of its election of net share settlement for the entire first equity forward sale agreement, which settled in March 2007. In the course of the settlement, as the valuation price for each component was greater than the $11.75 forward floor price and less than the $18.465 forward cap price, no payments or deliveries of Montpelier common shares were required to be made by Montpelier or the forward counterparty.  On December 6, 2007, Montpelier and the forward counterparty amended the remaining forward sale agreement which relates to up to 7,920,000 Montpelier common shares.

The primary result of the amendment, described in more detail below, is to bifurcate the forward sale agreement into two tranches, extend the term of the forward sale agreement and increase the forward cap price for each tranche.

Detailed description.  Pursuant to the terms of the amendment, the remaining forward sale agreement was divided into two tranches, each relating to 3,960,000 underlying Montpelier common shares.  Each tranche is comprised of twenty separate components, each relating to 198,000 underlying Montpelier common shares.

Subject to Montpelier’s right to elect cash or net share settlement with respect to all of or a portion of the components of either tranche of the amended forward sale agreement, or to terminate early or accelerate settlement of any component of either tranche of the amended forward sale agreement, Montpelier will issue common shares to the forward counterparty under such forward sale agreement over a twenty business day period beginning on October 8, 2009 (in the case of the first tranche) and November 11, 2009 (in the case of the second tranche) based upon the price of Montpelier common shares over a twenty trading-day period beginning on October 5, 2009 (in the case of the first tranche) and November 6, 2009 (in the case of the second tranche).

In addition, the forward cap price was increased from $18.375 to $22.00 (in the case of the first tranche) and from $18.375 to $23.00 (in the case of the second tranche).  As a result, upon full physical settlement of any component of the amended forward sale agreement, if the relevant volume-weighted average per share price of Montpelier common shares on the valuation date for such component is greater than the increased forward cap price, Montpelier will issue to the forward counterparty a number of common shares equal to 51.1364% of the number of Montpelier common shares underlying such component (in the case of the first tranche) or 61.2245% of the number of Montpelier common shares underlying such component (in the case of the second tranche).

In connection with the amendment, Montpelier will make a $3,870,000 cash payment to the forward counterparty.

Please refer to Montpelier’s report on Form 8-K dated June 2, 2006 for a more complete description of Montpelier’s forward sale agreement being amended herein. The amendment is filed as Exhibit 10.1 to this report, and this description is qualified by reference to that exhibit and to the original forward sale agreement being amended herewith, which was filed as Exhibit 10.2 to Montpelier’s report on Form 8-K dated June 2, 2006.

Item 9.01.              Financial Statements and Exhibits.

(a)          Not applicable.

(b)         Not applicable.

(c)          Not applicable.

(d)         Exhibits.

Exhibit No.	Description of Exhibit
10.1	Letter agreement among Montpelier and Credit Suisse International dated December 6, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montpelier Re Holdings Ltd.
(Registrant)

December 10, 2007	By:	/s/ Jonathan B. Kim
Date	Name:	Jonathan B. Kim
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Letter agreement among Montpelier and Credit Suisse International dated December 6, 2007.